Exhibit D

Determination of Component Ownership Interests and Total New Common Facilities Weighted Ownership Percentage.

1. Determination of Component Ownership Interests.

Each Unit[1] Owner's Unit[1] Component Ownership Interest in a Component shall be determined as follows:

$$\text{Unit[1] COI} = \left(\left(\frac{AMBNU_{ac}}{AMBU_{ac}} * \frac{AMBNU_{c}}{AMBU_{c}}\right) + \left(\frac{AMBE}{AMBU_{ac}} * \frac{1}{NU}\right)\right) * 100$$

WHERE:

Unit[1] COI = such Unit[1] Owner's Unit[1] Component Ownership Interest in such Component (expressed as a %);

$AMBNU_{ac}$ = the aggregate amount of the Measurement Basis of the New Units (assuming all have been or will be commissioned) that use or will use such Component;

$AMBU_{ac}$ = the aggregate amount of the Measurement Basis of the New Units and the Existing Units (assuming all have been or will be commissioned) that use or will use such Component;

$AMBNU_{c}$ = for the purposes of calculating a Unit 1 Component Ownership Interest, $AMBNU_{c}$ = the amount of the Measurement Basis of Unit 1 that uses such Component which is attributable to such Unit 1 Owner;

for the purposes of calculating a Unit 2 Component Ownership Interest, $AMBNU_{c}$ = the amount of the Measurement Basis of Unit 2 (if commissioned) that uses such Component which is attributable to such Unit 2 Owner;

[1] Insert Unit 1 if calculating a Unit 1 Owner's Unit 1 Component Ownership Interest in a Component and Unit 2 if calculating a Unit 2 Owner's Unit 2 Component Ownership Interest in a Component.

$AMBU_c$	=	the aggregate amount of the Measurement Basis of Unit 1 and, if commissioned, Unit 2 that use such Component;
AMBE	=	the aggregate amount of the Measurement Basis of the Existing Units that use such Component; and
NU	=	1, prior to the ERGS SC Unit 2 Lease Effective Date; or 2, on or after the ERGS SC Unit 2 Lease Effective Date.

The Parties acknowledge and agree that the total "Measurement Basis", the metric of allocation, and the source reference for each of the Components shall be as follows:

(i) Component 1 has a total Measurement Basis of 1,557,000 gallons per minute as established in Section 1.3.10.2 of the Scope of Work in the EPC Agreement;

(ii) Component 2 has a total Measurement Basis of 986 tons per hour as computed by calculating the requirements for the New Units by utilizing the heat rate in Section 1.3.2.3 of the Scope of Work in the EPC Agreement and the higher heating value data in Section 1.11.1.1 of the Scope of Work in the EPC Agreement, plus 570 tons per hour for the Existing Units;

(iii) Component 3 has a total Measurement Basis of 1,230 megawatts which is established as 615 megawatts for each New Unit in Section 1.3.2.2 in the Scope of Work in the EPC Agreement; and

(iv) Component 4 has a total Measurement Basis of 2,365 megawatts which is the composite of Component 3 above plus the 1,135 megawatts for the Existing Units as established in the CPCN approval process.

2. Determination of Total New Common Facilities Weighted Ownership Percentage.

The total New Common Facilities weighted ownership percentage (the "Total New Common Facilities Weighted Ownership Percentage") shall be calculated as follows (based on the initial estimate of Construction Costs for Unit 1 and each of the Components provided pursuant to Section 2.3(a)(i) of the Unit 1 Ownership Agreement on the ERGS SC Election Date (as such term is defined in the Unit 1 Ownership Agreement)):